Exhibit 4.1

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS OF
SERIES D CONVERTIBLE PREFERRED STOCK OF
WHITE RIVER ENERGY CORP

The undersigned, Randy S. May, the Chief Executive Officer of White River Energy Corp (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Law”), in accordance with the provisions of Sections NRS 78.195 and NRS 78.1955 of the Nevada Corporations Law, does hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Articles of Incorporation, as amended from time to time (the “Articles of Incorporation”), the Board of Directors has adopted the following resolutions authorizing a new series of preferred stock designated as “Series D Convertible Preferred Stock” of the Corporation as set forth in this Amended Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (this “Certificate”):

RESOLVED, that the designations, powers, preferences and rights of the Series D Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

Section 1. Designation and Authorized Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series D Convertible Preferred Stock” (the “Series D”). The authorized number of shares of the Series D shall be 250 shares. Each share of Series D shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meaning as set forth in Section 8 below.

Section 2. Stated Value; Liquidation.

(a) Stated Value. Each share of Series D shall have a stated value of $5,000 per share (the “Stated Value”).

(b) Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, then, the Holder(s) shall be entitled to receive out of the Corporation’s assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference in the amount equal to the total Stated Value of the Series D held by such Holder(s), plus accrued but unpaid dividends, pari passu with the Company’s Common Stock and subject to any capital stock ranking senior to the Common Stock and Series D with respect thereto. After payment of the full amount of the liquidating distributions to which they are entitled, the Holder(s) will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series D and the corresponding amounts payable on all senior stock and parity stock, then after payment of the liquidating distribution on all outstanding senior stock, the Holder(s) and all other such classes or series of parity stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The merger or consolidation of the Corporation into or with another corporation or entity which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or entity or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Corporation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2(b). The amount deemed distributed to the Holders of Series D upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

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Section 3. Conversion.

(a) General. Each Holder shall be entitled to convert any portion of the outstanding Series D held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Corporation’s transfer agent Transfer Agent (the “Transfer Agent”) and legal fees and expenses that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Series D.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any share(s) of Series D pursuant to Section 3(c) shall be determined by dividing (x) the Stated Value of such share(s) Series D by (y) the Conversion Price as defined below (the “Conversion Rate”).

(c) Mechanics of Conversion. Each share of Series D shall be convertible into shares of Common Stock at a conversion price of $1.00 per Series D share (the “Conversion Price”) subject to adjustment under Section 7.

(d) Optional Conversion. To convert a share of Series D into shares of Common Stock on any date after the Effective Date (a “Conversion Date”), a Holder shall deliver (via, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the Series D subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. Within two Trading Days following a conversion of any such Series D as aforesaid, such Holder shall issue the Common Stock to the Holder or its designee(s). The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series D shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(e) Limitations on Exercise.

(1) Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series D, pursuant to this Section 3 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a Group together with the Holder or any of the Holder’s Affiliates, such Persons, “Attribution Parties”), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and the Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series D with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted portion of the Series D beneficially owned by the Holder or any Attribution Parties and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3(e) applies, the determination of whether any shares of Series D are convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which such shares of Series D are convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether such shares of Series D are convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which such shares of Series D are convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any Group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D, by the Holder and any Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Holder’s Series D. The Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of such Series D held by the Holder and the provisions of this Section 3(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation.

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(2) Notwithstanding anything to the contrary in this Certificate of Designation, shares of Series D may not be converted if such conversion results in the Holder beneficially owning (in accordance with Section 13(d) of the Exchange Act) over 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Certificate of Designation results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Furthermore, the Company shall indemnify the Holder in accordance with the Purchase Agreement, if the Holder suffers any damages or claims as a result of Excess Shares being issued. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Certificate of Designation in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert this Certificate of Designation pursuant to this Section 3(e) shall have any effect on the applicability of the provisions of this Section 3(e) with respect to any subsequent determination of convertibility. The limitation contained in this Section 3(e) may not be waived and shall apply to a successor holder of this Certificate of Designation.

Section 4. No Voting Rights. The Holder(s) shall not be entitled to vote on any matters submitted to the shareholders of the Corporation.

Section 5. Amendment. With the written consent of the Holders owning a majority of outstanding Series D, the Board of Directors shall have the exclusive power to amend this Certificate of Designation and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series D provided hereunder.

Section 6. Other Provisions.

(a) Transfer of Series D. A Holder may transfer some or all of its Series D without the consent of the Corporation, subject to compliance with the Securities Act. If any Series D are to be transferred, the applicable Holder shall surrender the applicable Series D certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series D certificate, registered as such Holder may request, representing the outstanding number of shares of Series D being transferred by such Holder and, if less than the entire outstanding number of shares of Series D is being transferred, a new Series D certificate to such Holder representing the outstanding number of shares of Series D not being transferred.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series D is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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(b) Calculations. All calculations under this Section 7 shall be made to the nearest cent. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8. Certain Defined Words and Terms. In addition to definitions elsewhere in this Certificate of Designation, the following words and terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act, including, among others, executive officers, directors, large stockholders, subsidiaries, parent entities and sister companies.

“Common Stock” shall mean the Corporation’s common stock, $0.0001 par value per share.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Holder” or “Holders” means a holder of Series D.

“Person” means an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means with respect to any entity at any date, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which the Corporation owns more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) voting power to elect a majority of the board of directors, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or the power to manage such entity, or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity, or the power to manage such entity.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, any market or quotation service of the OTC Markets Group (including the OTCQX, the OTCQB, the OTC Pink Open Market), or any successors to any of the foregoing.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 4th day of October, 2023.

By:	/s/ Randy May
Name:	Randy S. May
Title:	Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES D CONVERTIBLE PREFERRED STOCK]

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EXHIBIT I

WHITE RIVER ENERGY CORP
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock (the “Certificate of Designation”) of White River Energy Corp, a Nevada corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, $0.0001 par value per share (the “Series D”), of the Corporation, indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: _________

Aggregate number of Series D to be converted: ________________

Aggregate Stated Value of such Series D to be

converted:______________________________________________

Please confirm the following information:

Conversion Price: ______________________

Number of shares of Common Stock to be issued: ___________________

Please issue the Common Stock into which the applicable Series D are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: __________________________________________________________

___________________________________________________________

___________________________________________________________

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: _____________________________________________________

DTC Number: _____________________________________________________

Account Number: _____________________________________________________

Date: _____________ ___, ____________________

Name of Registered Holder

By:
Name:
Title:
Tax ID:
Facsimile:
E-mail Address:

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